Exhibit 10.6

January 29, 2026

Carisa Schultz
[**]
[**]

Dear Carisa:

We are pleased to extend a conditional offer of employment with Nuwellis, Inc., a Delaware corporation (the “Company”).  The terms of your offer are as follows:

Position:	Chief Financial Officer (Salaried/Exempt)
Salary:	$265,000/year (less applicable withholdings); paid semi-monthly $11,041.67
Bonus:	Up to 40% of your base salary (must be employed in good standing at the time of the bonus payment).
Start Date:	02/02/2026 (tentative)
Status:	Full Time (eligible for benefits)

Employment:

In your position as CFO, you will report to the CEO, John Erb.  He looks forward to working with you and supporting your transition into this role.

Employment with the Company is “at will,” meaning that either you or the Company are entitled to terminate the employment relationship at any time, with or without cause or notice.  Although your duties, title, compensation, benefits and Company policies may change from time to time, the “at will” nature of your employment may only be modified in writing signed by you and a duly authorized officer of the Company.

Additional Compensation details:

▪	As an exempt employee, you are not eligible for overtime pay.
▪	We operate on a semi-monthly pay schedule (1st to the 15th and 16th to the last day of the month). You are paid current.
▪
Your paycheck will be deposited via direct deposit into your bank account on file on the 15th (or last business day closest to) and the last business day of each month.   Your paystubs are available through the company’s HR/payroll system.

▪	Provided there is no change to your tentative start date, you will receive your first paycheck February 13, 2026.
▪	Only deductions required by law and those you have authorized in writing will be deducted from your pay. Please refer to your semi-monthly earnings statement for a line-item accounting of deductions.
▪
You will also be eligible to enter into the Company’s standard Change of Control and Indemnity Agreements. The Change of Control Agreement will provide for one year of severance in the event your employment is terminated following a change of control (as defined in that agreement) as set forth more fully in the form of Change of Control Agreement which the Company has on file with the SEC.

▪
In addition, you will be eligible to earn an annual performance bonus up to 40% of your effective annual base salary for the applicable bonus year based upon your performance and the Company’s performance, subject to payroll deductions and all required withholdings (the “Performance Bonus”).  You must be an employee in good standing on the Performance Bonus payment date to earn and be eligible to receive a Performance Bonus.

▪
The Company’s Board of Directors (the “Board”) (or the Compensation Committee of the Board) will determine whether you have earned the Performance Bonus and the amount of any Performance Bonus based upon achievement of milestones which shall be determined in sole discretion of the Board (or the Compensation Committee of the Board).  Your annual base salary amount shall be subject to review and may be adjusted based upon the Company’s normal performance review practices

Benefits:

You are eligible for standard company benefits available to similarly situated employees offered by Nuwellis; benefit details can be found here: Nuwellis 2026 Benefit Guide FINAL.pdf   Except where specifically noted, eligibility for benefits is the first of the month following your start date. You are required to enroll or waive coverage within 30 days of your start date.  If you decline coverage during your initial eligibility, your next opportunity to enroll is during our Annual Open Enrollment (November  for January 1, effective date) or with a qualified benefit status event.

401(k) and Profit-Sharing Plan:
Beginning on the first of the month after your 30th day of employment, you’ll be eligible to enroll in our 401(k) Plan. The company matches 50% of the first 6% of your eligible contributions.  Matching contributions vest with the length of service at 20% per year. Full details are available in the Summary Plan Description.  SPD 04 01 23.pdf

Paid time off benefits:

PTO:  You are eligible to accrue up to 19 days (152 hours) of PTO per calendar year (pro-rated based on your start date).  Accruals are deposited each pay period.

Floating Holidays:   Full time employees are eligible for 2-3 floating holidays per year (pro-rated based on hire date); details are outlined in the annual holiday schedule.

Holidays:   Full-time employees receive pay for 8-9 Company recognized holidays as listed in the annual holiday schedule.

Note:  All benefit and compensation plans are subject to change at the Company’s discretion.

Contingencies:

Our offer of at-will employment is contingent upon the following:

▪	Acceptance of this offer letter by the deadline noted on page 3.
▪	Satisfactory credit, drug, driving and criminal background check results.
▪	Verification of any job required licensure, and the truthfulness of the information you presented during the hiring process.

▪	Signing the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Solicitation Agreement referred to Exhibit A in addition to Exhibit B (both included with this email).
▪	Reactivate your CPA designation within 18 months of hire.
▪	Verification of employment eligibility (US Citizenship Form I-9) including presenting acceptable identifying documents to us within 3 business days of your first day of work.
▪	Signing the acknowledgment of receipt of the company handbook no later than your first day of employment.
▪	Your ability to perform the essential functions of the job with or without reasonable accommodation.
This Agreement may only be amended in a written agreement signed by you and a duly authorized officer of the Company.  This Agreement is governed by the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws.  By signing this Agreement, you consent to the exclusive jurisdiction of the State of Minnesota courts for any dispute arising out of this Agreement and waive any right to a trial by jury in any litigation with respect to this letter agreement and represent that you have had the opportunity to consult counsel regarding this waiver.
We are excited to welcome you to Nuwellis and are confident your leadership will make a meaningful impact. Should you have any questions or concerns, please don’t hesitate to contact me at 952.388.6047

Congratulations!

/s/ LeighAnn Grogan
LeighAnn Grogan
Human Resources Manager

ACKNOWLEDGEMENT AND ACCEPTANCE
I have read and accept the conditional employment offer as outlined in this Agreement.  By signing this Agreement, I:
•	Represent and warrant that I am under no contractual commitments inconsistent with my obligations to the Company.
•	Acknowledge that I have received and read the Company’s Code of Business Conduct and Ethics and understand its application to my role.
•	Acknowledge that I have received and read the Company’s Pre-Employment Drug Screen Policy.
•	Understand this letter represents the full agreement regarding the terms of my employment with Nuwellis.

If these terms are acceptable to you, please indicate your agreement by signing this letter and the enclosed Employee Proprietary Information, Inventions Assignment and Non-Solicitation Agreement and return them to me by 4pm January 29, 2026.  This conditional offer is valid through the stated deadline unless revoked earlier by Nuwellis.

/s/ Carisa Schultz	1/29/2026
Carisa Schultz	Date